Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

September 16, 2014

Celsion Corporation

997 Lenox Drive, Suite 100

Lawrenceville, New Jersey 08648-2311

Re:	Registration of Shares of Common Stock of Celsion Corporation

Ladies and Gentlemen:

We have acted as special counsel to Celsion Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof (the “Registration Statement”). The registration statement relates to the resale of up to 3,382,258 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) by EGWU, Inc. (formerly known as Egen, Inc.), an Alabama corporation, the selling stockholder named in the prospectus which forms part of the Registration Statement (“EGEN”), including (i) 2,712,188 shares of Common Stock issued and outstanding in connection with the consummation of the acquisition of substantially all of the assets of EGEN on June 20, 2014 pursuant to that certain Asset Purchase Agreement dated as of June 6, 2014 (the “Asset Purchase Agreement”), by and between the Company and EGEN (the “Closing Shares”), and (ii) up to 670,070 additional shares of Common Stock that are issuable by the Company to EGEN on or after August 2, 2016 pending certain potential adjustments for expenses or in relation to EGEN’s indemnification obligations under the Asset Purchase Agreement (the “Holdback Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records, documents and agreements we considered appropriate. As to relevant factual matters, we have relied upon, among other things, factual representations we have received from the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Closing Shares are validly issued, fully paid and non-assessable and the Holdback Shares, when issued and delivered by the Company in accordance with the Asset Purchase Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present Delaware General Corporation Law and the present federal law of the United States. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which forms part of the Registration Statement.

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted, /s/ O’Melveny & Myers LLP

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